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As filed with the Securities and Exchange Commission on July 13, 2001

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INTRAWARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	4899	68-0389976
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

25 Orinda Way
Orinda, CA 94608
(925) 253-4500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

John J. Moss, Esq.
25 Orinda Way
Orinda, CA 94608
(925) 253-4500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam R. Dolinko, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.0001 par value per share	7,480,206 shares	$1.29	$9,649,466	$2,413

(1)
Includes 1,007,284 shares of common stock issuable upon the exercise of warrants.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on a per share price of $1.29, the average of the high and low reported sales prices of the Registrant's common stock on the Nasdaq National Market on July 11, 2001.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 13, 2001

INTRAWARE, INC.
7,480,206 Shares
Common Stock

    This prospectus relates to 7,480,206 shares of our common stock which may be sold from time to time by the selling securityholders identified in this prospectus. Of the shares offered by this prospectus, 6,472,922 shares are issuable upon conversion of our Series A and Series B preferred stock and 1,007,284 shares are issuable upon the exercise of warrants that we issued in private placements in January and April 2001. While we may receive proceeds upon the exercise of the warrants, we will not receive any proceeds from the sale of the shares offered by this prospectus.

    This prospectus covers only dispositions of the shares of common stock being registered, including shares issuable upon exercise of the warrants, and not the issuance or transfer of the warrants themselves. The warrants will not be listed on any securities exchange or quoted in any over-the-counter market.

    Our common stock is quoted on the Nasdaq National Market under the symbol "ITRA". On July 11, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $1.28 per share.

    Investment in the securities involves risks. See "Risk Factors" beginning on page 2 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 13, 2001.

    You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of the shares of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

TABLE OF CONTENTS

The Company	1
Information Regarding Forward-Looking Statements	1
Risk Factors	2
Use of Proceeds	9
Description of Capital Stock	9
Selling Securityholders	11
Plan of Distribution	12
Legal Matters	14
Experts	14
Where You Can Find More Information	14

The Company

    We are a leading provider of integrated, Internet-enabled solutions that help corporations effectively manage information technology, or "IT," resources. Our solutions address problems faced by cost-minded IT managers, in an intuitive, integrated environment. Our services and software optimize the purchase, delivery, maintenance, and management of technology resources, thereby helping reduce the total cost of ownership of technology assets and accelerate the return on investment in those assets.

    We were incorporated in Delaware on August 14, 1996. Our corporate offices are located at 25 Orinda Way, Orinda, California, 94563. Our telephone number at that location is (925) 253-4500.

Information Regarding Forward-Looking Statements

    In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 1, in evaluating an investment in the common stock issuable upon conversion of the Series A and Series B preferred stock and exercise of the related warrants. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth below and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and Intraware assumes no obligation to update any such forward-looking statement or reason why actual results might differ.

Risk Factors

    You should carefully consider the risks described below before making a decision to invest in our common stock. The risks and uncertainties described below are not the only ones facing Intraware. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor may also harm our business operations. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or our results of operations could be seriously harmed. If that occurs, the trading price of our common stock could decline, and you may lose part or all of your investment.

We have negative cash flow and may not have sufficient cash to effectively manage our working capital requirements and fund our operations for the period required to achieve profitability.

    Our annual report on Form 10-K, for the year ended February 28, 2001 contains a disclosure expressing substantial doubt regarding our ability to continue as a going concern as a result of our recurring losses and negative cash flows from operations. We have limited cash and credit available, and may be unable to raise additional financing or establish additional lines of credit. As of May 31, 2001, we had approximately $5.7 million of cash and cash equivalents of which $1.7 million was restricted in use. We owe $3.3 million in callable debt under a commercial bank line of credit that expired on April 29, 2001. We also have irrevocable letters of credit that have not currently been drawn upon and carry a combined limit of $1.7 million. We are seeking an agreement by the lender to forebear temporarily from exercising remedies to which it is entitled under the loan agreement. We are also seeking additional capital or another strategic transaction that would enable us to repay the amounts we owe to the bank or satisfy the bank's requirements for extension of the credit line. The lender is our senior secured creditor and has the right to take possession of our key assets as a remedy for our nonpayment of that $3.3 million in callable debt. Any such action by the lender would have a substantial and immediate adverse effect on the company. We may not be able to secure sufficient additional liquidity on terms acceptable to us before our current lender demands repayment of the $3.3 million. We also may not be able to achieve the revenue and gross margin objectives necessary to achieve positive cash flow or profitability without obtaining additional financing. Such financing may not be available on reasonable terms, and if available such additional financing may dilute current shareholders.

We have a history of losses, we expect future losses and we may not ever become profitable.

    We have not achieved profitability, expect to incur net losses at least through our fiscal year ending February 28, 2002 and may not ever become profitable in the future. We incurred net losses attributable to common stockholders of $7.8 million for the three months ended May 31, 2001, $68.4 million for the year ended February 28, 2001, $28.0 million for the year ended February 29, 2000, and $15.0 million for the year ended February, 28, 1999. As of May 31, 2001, we had an accumulated deficit of approximately $114 million. Net losses have increased for most of our quarters since inception and we cannot assure you this trend will not continue. We will need to generate significant additional online services and technology revenues and/or reduce operating costs to achieve and maintain profitability. We were founded in August 1996, and are an early stage company. We have a limited operating history that makes it difficult to forecast our future operating results. Although our revenues have grown in most of our recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability. If we do achieve profitability in any period, we cannot be certain of continued or increased profitability on a quarterly or annual basis.

We have recently experienced weakening demand for our proprietary software and our SubscribeNet service.

    Since the beginning of the current calendar year, we have experienced weakening demand for our proprietary software for our Intraware SubscribeNet OEM service. Several other computer software and hardware manufacturers have recently reported sharp reductions in demand for their sales growth. We may experience similar sharp reductions in demand for our products and services and in our revenue growth, which would have an immediate and adverse effect on us.

Any termination of our relationship with iPlanet E-Commerce Solutions would have a substantial, adverse effect on our business.

    We provide online software update and license management services to iPlanet customers through our SubscribeNet service under an agreement that expires on June 30, 2003 and that may be terminated by iPlanet without cause after June 30, 2002. We cannot assure you that this agreement will be extended after June 30, 2003 or that it will not be terminated after June 30, 2002. Most all of our SubscribeNet revenues to date have been generated through this iPlanet contract, and our failure to extend this contract at the end of its current term could have a material adverse effect on our SubscribeNet revenues and on our business as a whole. If iPlanet chose to offer its own electronic software delivery, tracking, maintenance or other services, which it is permitted to do under the current agreements, it would have a substantial adverse effect on our business, results of operations and financial condition.

If we fail to meet Nasdaq National Market listing requirements, our common stock will be delisted.

    Our common stock is currently listed on the Nasdaq National Market. Nasdaq has requirements that a company must meet in order to remain listed on the Nasdaq National Market. If we continue to experience losses from our operations or we are unable to raise additional funds, we might not be able to maintain the standards for continued quotation on the Nasdaq National Market, including the minimum bid price requirement of $1.00 and net tangible assets of $4 million. Although our net tangible assets were $12.9 million as of May 31, 2001, the minimum bid price for our common stock has been below $1.00 on several occasions recently. If as a result of the application of these listing requirements, our common stock were delisted from the Nasdaq National Market, our stock would become harder to buy and sell. Further, our stock could then potentially be subject to what are known as the "penny stock" rules, which place additional requirements on broker-dealers who sell or make a market in such securities. Consequently, if we were removed from the Nasdaq National Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline. As a result, your ability to resell your shares of our common stock could be adversely affected.

The loss of one or more of our key customers or resellers could adversely affect our revenues.

    We believe that a substantial amount of revenue from software product sales in any given future period may come from a relatively small number of customers and resellers. If one or more major customers were to stop using our products or services, or one or more major resellers were to stop reselling our products, our operating results could be materially adversely affected. Our contractual relationships with most of these customers and resellers are subject to renewal annually. As a result, we cannot assure you that any of our customers or resellers will renew their contracts with us in any given year.

Our quarterly financial results are subject to significant fluctuations because of many factors and any of these could adversely affect our stock price.

    We believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Our operating results have fallen below the expectations of public market analysts and investors in the past. It is likely that in some future quarter our operating results will again be below the expectations of public market analysts and investors and as a result, the price of our common stock will fall. Our operating results have varied widely in the past, and we expect that they will continue to vary significantly from quarter to quarter due to a number of risk factors, including:

  •
  demand for our online services and technology as well as iPlanet products which we sell for Corporate Software;

  •
  the timing of sales of our online services and technology and the iPlanet products that we sell;

  •
  aggressive cost management in the sales, marketing, product development and support areas;

  •
  loss of strategic relationships with major customers and resellers;

  •
  delays in introducing our products and services according to planned release schedules;

  •
  our ability to retain existing customers and attract new customers;

  •
  changes in our pricing policies;

  •
  changes in the growth rate of Internet usage and acceptance by customers of electronic software delivery for large software purchases,

  •
  technical difficulties, system failures or Internet downtime;

  •
  certain government regulations;

  •
  our ability to upgrade and develop our information technology systems and infrastructure;

  •
  costs related to acquisitions of technology or businesses; and

  •
  general economic conditions as well as those specific to the Internet and related industries.

    In addition, we recently entered into an agreement with Corporate Software under which we will transition to Corporate Software our business of reselling iPlanet Software. This agreement will result in a decrease in gross revenue to us. This decrease in our gross revenues could affect the market price of our common stock.

    Our operating expenses, which include sales and marketing, product development and general and administrative expenses, are based on our expectations of future gross profits and are relatively fixed in the short term. If gross profits fall below our expectations and we are not able to quickly reduce our spending in response, our operating results would be adversely affected.

Our online services and technology may not be able to generate anticipated revenues.

    Our strategy for achieving profitability assumes significant revenue growth from our online services and technology, principally our IT asset management products and SubscribeNet service. However, we have only recently acquired our IT asset management products, and therefore have a limited history on which to base sales projections for these products. We cannot assure you that these products will result in additional customers and customer loyalty, significant additional revenues or improved operating margins in future periods. Additionally, we cannot assure you that software vendors will continue to find it strategically or economically justifiable for us to deliver the SubscribeNet service to their customers. For the year ended February 28, 2001, revenues from online services and technology totaled only $23 million, which constituted 19% of our total revenues for that period. For the three month period ended May 31, 2001, revenues from online services and technology totaled $4.3 million, which constituted 28% of our total revenues for that period. These products and services are not only important to improving our operating results but also to continuing to attract and retain both our software vendor and corporate information technology professional customers, and in differentiating our online service offerings from those of our competitors.

Our industry is highly competitive and we cannot assure you that we will be able to effectively compete.

    The market for selling software products and related online services is highly competitive. We expect competition to intensify as current competitors expand and improve their product offerings and new competitors enter the market. We have experienced, and expect to continue to experience, competition on our software sales. We cannot assure you that we will be able to compete successfully against current or future competitors, or that competitive pressures faced by us will not adversely affect our business and results of operations. Our current competitors include a number of companies offering asset management software and/or electronic software delivery and management solutions. We expect additional competition from other established and emerging companies. Increased competition is likely to result in price reductions, reduced gross margins and loss of market share, any of which could have a significant adverse effect on our business and results of operations. Many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, better name recognition, and a larger installed base of customers than we do. Many of our competitors may also have well-established relationships with our existing and prospective customers. Our current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products to address customer needs and compete with our products. We also expect that the competition will increase as a result of software industry consolidations. As a result, we may not be able to effectively compete for customers.

We are dependent on market acceptance of electronic software delivery, and if it does not achieve widespread acceptance, our business will be adversely affected.

    Our future success will depend in large part on broadened acceptance by information technology professionals of electronic software delivery as a method of receiving delivery of business software. If electronic software delivery does not achieve widespread market acceptance, our business will be adversely affected. Electronic software delivery is a relatively new method of distributing software products and the growth and market acceptance of electronic software delivery is highly uncertain and subject to a number of risk factors. These factors include:

  •
  the potential for state and local authorities to levy taxes on Internet transactions;

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  the unavailability of sufficient network bandwidth to enable purchasers to rapidly download software;

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  the limited number of software packages that are available for purchase through electronic software delivery as compared to those available through traditional delivery methods;

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  the unfamiliarity of customers with the process of downloading software; and

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  concerns about the ease of such a process and about transaction security. Even if electronic software delivery achieves widespread acceptance, we cannot be sure that we will overcome the substantial technical challenges associated with electronically delivering software reliably and consistently on a long-term basis. Furthermore, the proliferation of software viruses poses a risk to market acceptance of electronic software delivery. Any well-publicized transmission of a computer virus by us or another company using electronic software delivery could deter information technology professionals from utilizing electronic software delivery technology and our business could be adversely affected.

Continued adoption of the Internet as a method of conducting business is necessary for our future growth.

    The widespread acceptance and adoption of the Internet by traditional businesses for conducting business and exchanging information is likely only in the event that the Internet provides these businesses with greater efficiencies and improvements. The failure of the Internet to continue to develop as a commercial or business medium would adversely affect our business.

Failure to expand Internet infrastructure could limit our future growth.

    The recent growth in Internet traffic has caused frequent periods of impaired performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall web usage including usage of our web site in particular could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and dependent upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion.

Increased security risks of online commerce may deter future use of our services.

    Concerns over the security of transactions conducted on the Internet and the privacy of users may also inhibit the growth of the Internet and other online services generally, and online commerce in particular. Our failure to prevent security breaches could significantly harm our business and results of operations. We cannot be certain that advances in computer capabilities, new discoveries in the field of cryptography, or other developments will not result in a compromise or breach of the algorithms we use to protect our customers' transaction data or our software vendors' products. Anyone who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Any well-publicized compromise of security could deter people from using the web to conduct transactions that involve transmitting confidential information or downloading sensitive materials.

We may not be able to retain sales, marketing and support personnel that we need to succeed.

    If we fail to retain sufficient numbers of sales, marketing and support personnel, our business and results of operations would be adversely affected. Competition for qualified sales and marketing and support personnel is intense, and we might not be able to retain sufficient numbers of qualified sales and marketing and support personnel. The products and services we offer require a sophisticated sales effort targeted at several people within the information technology departments of our prospective customers. Retaining a sufficient number of qualified sales personnel to complete these sales cycles will be critical to our success.

Our executive officers and certain key personnel are critical to our business and these officers and key personnel may not remain with us in the future.

    Our future success depends upon the continued service of our executive officers and other key technology, sales, marketing and support personnel and most of our officers or key employees are not bound by an employment agreement for any specific term. If we lost the services of one or more of our key employees, or if one or more of our executive officers or employees decided to join a competitor or otherwise compete directly or indirectly with us, this could have a significant adverse effect on our business. In particular, the services of Peter Jackson, Chief Executive Officer, Frost Prioleau, President, Paul Martinelli, Chief Technology Officer and James Brentano, Executive Vice President of Technology, would be difficult to replace.

We face risks of claims from third parties for intellectual property infringement that could adversely affect our business.

    Our services operate in part by making software products and other content available to our customers. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with vendors. Any claims could result in costly litigation and be time-consuming to defend, divert management's attention and resources, cause delays in releasing new or upgrading existing services or require us to enter into royalty or licensing agreements. These claims could be made for defamation, negligence, patent, copyright or trademark infringement, personal injury, invasion of privacy or other legal theories based on the nature, content or copying of these materials. Litigation regarding intellectual property rights is common in the Internet and software industries. We expect that Internet technologies and software products and services may be increasingly subject to third-party infringement claims as the number of competitors in our industry segment grows and the functionality of products in different industry segments overlaps. There can be no assurance that our services do not infringe on the intellectual property rights of third parties. In addition, we may be involved in litigation involving the software of third party vendors that we electronically distribute. Royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. A successful claim of infringement against us and our failure or inability to license the infringed or similar technology could adversely affect our business. Although we carry general liability insurance, our insurance may not cover all potential claims or may not be adequate to protect us from all liability that may be imposed. We take steps to verify that end-users who use our SubscribeNet service to download third-party software from our web site are entitled to deploy and use that software. However, there can be no assurance that this verification procedure will help us defend against claims by, or protect us against liability to, the owners of copyrights in that third-party software. Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of patent, copyright, trade secret and trademark law. We are aware that certain other companies are using or may have plans to use the name "Intraware" as a company name or as a trademark or service mark. While we have received no notice of any claims of trademark infringement from any of those companies, we cannot assure you that certain of these companies may not claim superior rights to "Intraware" or to other marks we use. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our services or technology and we cannot be certain that the steps we have taken will prevent misappropriation of our technology.

Our market may undergo rapid technological change and our future success will depend on our ability to meet the changing needs of our industry.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services. We could incur substantial costs to modify our services or infrastructure in order to adapt to these changes. Our business could be adversely affected if we incur significant costs without adequate results, or find ourselves unable to adapt rapidly to these changes.

A disaster could severely damage our operations.

    We do not have a complete disaster recovery plan in effect and do not have fully redundant systems for our service at an alternate site outside of California. A disaster could severely damage our business and results of operations because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems, all of which are located at our facility in Orinda, California and at an offsite location managed by a third party in Santa Clara, California. Orinda and Santa Clara exist on or near known earthquake fault zones. Although the outside facility, which hosts our primary web and database servers, is designed to be fault tolerant, the system is vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, and similar events. Although we maintain insurance against fires, floods, earthquakes and general business interruptions, there can be no assurance that the amount of coverage will be adequate in any particular case.

We rely on a continuous power supply to conduct our operations, and California's current energy crisis could disrupt our operations and increase our expenses.

    California is in the midst of an energy crisis that could disrupt our operations and increase our expenses. California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. Our online services are provided entirely from California and most of our sales, product development and administrative operations, and internal computer networks, are based in California. Our online services have alternate sources of power, including battery and generator backup, that are designed to keep these services fully operational for a limited time period in the event of a blackout. However, the backup power systems in place for our California-based sales, product development and administrative operations are designed to keep these operations functioning on only a very limited basis in the event of a blackout. In addition, our current insurance may not provide coverage for any damages we or our customers may suffer as a result of any interruption in our power supply. If blackouts interrupt our power supply, we may be temporarily unable to continue normal operations at one or more of our facilities. Any such interruption in our ability to continue normal operations at our facilities could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations. Furthermore, due in part to a shortage of supply, wholesale prices for energy have skyrocketed in California over the past year. If wholesale prices stay at current levels or continue to increase, our operating expenses will increase, as our principal facilities are located in California.

Additional government regulations may increase our costs of doing business.

    The law governing Internet transactions remains largely unsettled, even in areas where there has been some legislative action. The adoption or modification of laws or regulations relating to the Internet could adversely affect our business by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. It appears that additional laws and regulations regarding protection of privacy on the Internet will be adopted at the state and federal levels in the United States. The European Union has enacted its own data protection and privacy directive, which required all 15 European Union Member States to implement laws relating to the processing and transmission of personal data. We must comply with these new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. We must also comply with U.S. export controls on software generally and encryption technology in particular. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad.

Compliance with any newly adopted laws may prove difficult for us and may negatively affect our business.

Use of Proceeds

    We will not receive any proceeds from the sale by the selling securityholders of common stock, although we may receive up to approximately $1.38 million upon exercise of the warrants.

Description of Capital Stock

    We are authorized to issue 250,000,000 shares of common stock, $0.0001 par value, and 10,000,000 shares of preferred stock, $0.0001 par value of which 6,250,0900 shares have been designated Series A preferred stock and 700,000 shares have been designated Series B preferred stock. The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by our amended and restated certificate of incorporation, particularly the certificate of designations, preferences and rights relating to the Series A and Series B preferred stock, and by our amended and restated bylaws and by the provisions of applicable Delaware law.

Common Stock

    As of June 30, 2001, there were 28,586,212 shares of common stock outstanding, held of record by approximately 485 stockholders. In addition, as of June 30, 2001, there were 7,437,218 shares of common stock subject to outstanding options and warrants exercisable for 2,154,251 shares of common stock.

    The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

  General

    On January 16, 2001 we issued an aggregate of 2,872,922 shares of our Series A preferred stock (convertible into the same number of shares of common stock), together with warrants to purchase an aggregate of 287,284 shares of common stock, in a private placement to 17 accredited investors. On April 2, 2001 we issued 360,000 shares of Series B preferred stock (convertible into an aggregate of 3,600,000 shares of common stock), together with warrants to purchase an aggregate of 720,000 shares of common stock, in a private placement to three accredited investors. In issuing the preferred stock and the warrants, we relied on the exemption provided by Regulation D promulgated under the Securities Act based, in part, on the limited number of investors and on representations of such investors. Set forth below is a summary of the principal terms of the Series A and Series B preferred stock.

  Dividends

    Holders of shares of Series A and Series B preferred stock are entitled to dividends paid and distributions made to holders of our common stock to the same extent as if the holders of preferred stock had converted the preferred stock into common stock and had held such shares of common stock on the record date for such dividends and distributions.

  Conversion

    Holders of Series A preferred stock are entitled to convert any whole or partial number of shares of Series A preferred stock into an equivalent number of fully paid and nonassessable shares of common stock (subject to adjustment in the event of stock splits, stock dividends and the like). Holders of Series B preferred stock are entitled to convert any whole or partial number of shares of Series B preferred stock into shares of common stock at a rate of 10 shares of common stock for each share of Series B preferred stock (subject to adjustment in the event of stock splits, stock dividends and the like).

  Liquidation Preference

    In the event of our liquidation, dissolution or winding up, holders of shares of Series A and Series B preferred stock will be entitled to receive in cash, from our assets that are available for distribution and before any amounts are paid to holders of our common stock, a liquidation preference equal to $1.81 for each share of Series A preferred stock and $10.00 for each share of Series B preferred stock. If the amount of available liquidation funds are insufficient to pay the full amount due to the holders of shares of Series A and Series B preferred stock, then each such holder will be entitled to receive a percentage of the liquidation funds equal to their liquidation preference divided by the aggregate liquidation preference of all holders of preferred stock.

  Voting Rights

    Holders of Series A and Series B preferred stock votes together as a single class with holders of common stock, and have that number of votes equal to the number of shares of common stock into which their preferred stock could be converted. Additionally, the consent of holders of at least a majority of the outstanding Series A preferred stock or Series B preferred stock will be required to effect any change in either our amended and restated certificate of incorporation or certificate of designations, in each case that would change any of the rights of the Series A preferred stock or Series B preferred stock, respectively.

  Series B Anti-Dilution Protection

    Holders of Series B preferred stock are entitled to anti-dilution protection with respect to their shares. If on or before April 2, 2002 we issue additional shares of common stock (subject to limited exceptions set forth in the Series B certificate of designations, preferences and rights) at a price below $1.00 per share, the Series B conversion price will be reduced, thereby entitling holders of Series B preferred stock to additional shares upon conversion of their shares into common stock. The amount of conversion price adjustment will be determined by reference to a formula set forth in the Series B certificate of designations, preferences and rights.

Warrants

    We issued warrants to purchase 287,284 shares of our common stock, at an exercise price of $1.99 per share (subject to anti-dilution adjustments), in connection with the sale of the Series A preferred stock. These warrants expire on January 16, 2005. Additionally, we issued warrants to purchase 720,000 shares of our common stock, at an exercise price of $1.125 per share (subject to anti-dilution adjustments), in connection with the sale of the Series B preferred stock. These warrants expire on April 2, 2008.

Selling Securityholders

    The shares of common stock being offered by the selling securityholders are issuable (1) upon conversion of the Series A and Series B preferred stock or (2) upon exercise of the related warrants. For additional information regarding the Series A and Series B Preferred Stock, see "Description of Capital Stock—Preferred Stock." We are registering the shares in order to permit the selling securityholders to offer the shares of common stock for resale from time to time. Except for the ownership of the Series A and Series B preferred stock and the warrants, the selling securityholders, other than Messrs. Balen, Codd and Hoffman who are members of our Board of Directors, have not had any material relationship with us within the past three years.

    The table below lists the selling securityholders and other information regarding the beneficial ownership of the common stock by each of the selling securityholders. The second column lists, for each selling securityholder, the number of shares of common stock held, plus the number of shares of common stock, based on its ownership of Series A and Series B preferred shares and related warrants, that would have been issuable to the selling securityholders on June 21, 2001 assuming conversion of all Series A and Series B preferred stock and the exercise of all warrants held by such selling securityholders on that date, without regard to any limitations on conversions or exercise. The third and fourth columns list the shares of common stock being offered by this prospectus by each selling securityholder, and the fifth column assumes the sale of all of the shares offered by each selling securityholder. The selling securityholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

Name of Selling Security Holder	Common Shares Beneficially Owned Prior to Offering	Common Stock Issuable Upon Conversion of Preferred Stock	Common Stock Issuable Upon Exercise of Warrants	% of Common Stock Owned After Sale(1)
Mark Anthony	30,386	27,624	2,762	*
John V. Balen(2)	72,145	55,248	5,524	*
Codd Revocable Trust dated March 6, 1998(3)	72,130	27,624	2,762	*
Michael J. Corley and Lori B. Corley, Trustees of the Corley Family Living Trust dated 11/13/90	60,772	55,248	5,524	*
Drysdale Partners	151,933	138,121	13,812	*
George M. Drysdale	151,933	138,122	13,812	*
David A. Duffield Trust dated 4/2/97	121,546	110,497	11,049	*
Robert F. Gallo	60,772	55,248	5,524	*
Global Undervalued Securities Fund, L.P.	151,933	138,121	13,812	*
Thomas Gonzales	546,960	497,237	49,723	*
Mark B. Hoffman(4)	2,773,984	552,486	55,248	9.7
Philip L. Jones	30,386	27,624	2,762	*
The Arthur Kern Revocable Trust	607,734	552,486	55,248	*
KPCB VIII Associates	151,933	138,121	13,812	*
Victor B. MacFarlane	121,546	110,497	11,049	*
Margaret L. Taylor	243,093	220,994	22,099	*
Eric A. Young	30,386	27,624	2,762	*
Robert Priddy	1,200,000	1,000,000	200,000	*
ComVest Venture Partners	2,400,000	2,000,000	400,000	*
J.F. Shea & Co., Inc.	720,000	600,000	120,000	*

*
Less than one percent

(1)
Assumes full conversion, exercise and sale of the Series A and Series B preferred stock and warrants.

(2)
Includes 12,500 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 21, 2001. Also includes 55,248 shares of Common Stock issuable upon conversion of Series A preferred stock convertible within 60 days of June 21, 2001 and 5,524 shares of common stock issuable upon exercise of a warrant within 60 days of June 21, 2001. Mr. Balen is a principal of Canaan Equity Partners, L.L.C. the general partner of Canaan Equity, L.P. Mr. Balen disclaims beneficial ownership of the shares held by Canaan Equity L.P., except to the extent of his pecuniary interest arising from his interest as a principal of Canaan Equity Partners, L.L.C., the general partner of Canaan Equity Partners, L.P. Mr. Balen is a member of Intraware's Board of Directors.

(3)
Includes 50,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 21, 2001. Also includes 20,624 shares of common stock issuable upon conversion of Series A preferred stock convertible within 60 days of June 21, 2001 and 2,762 shares of common stock issuable upon exercise of a warrant within 60 days of June 21, 2001, held by Ronald E. F. Codd, trustee of the Codd Revocable Trust. Mr. Codd is a member of Intraware's Board of Directors.

(4)
Includes 60,000 shares of common stock issuable upon exercise of stock options exercisable within 60 days of June 21, 2001. Also includes 552,486 shares of common stock issuable upon conversion of Series A preferred stock convertible within 60 days of June 21, 2001, 55,248 shares of common stock issuable upon exercise of a warrant within 60 days of June 21, 2001, and 1,806,250 shares of common stock, held by Mark B. Hoffman, trustee of the Hoffman Family Trust. Excludes 40,000 shares of common stock held by the Annie Eleanor Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Excludes 40,000 shares of common stock held by the Andrew Mark Hoffman 1993 Revocable Trust of which Mr. Hoffman disclaims beneficial ownership. Mr. Hoffman is the Chairman of our Board of Directors.

Plan of Distribution

    We are registering the shares of common stock issuable upon conversion of the Series A and Series B preferred stock and upon exercise of the related warrants to permit the resale of the shares of common stock by the holders of the Series A and Series B preferred stock and the related warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the shares of common stock, although we may receive up to approximately $1.38 million upon exercise of the warrants. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

    The selling securityholders may sell all or a portion of the common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the common stock is sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

  (1)
  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

  (2)
  in the over-the-counter market,

  (3)
  in transactions otherwise than on these exchanges or systems or in the over-the-counter market,

  (4)
  through the writing of options, whether such options are listed on an options exchange or otherwise, or

  (5)
  through the settlement of short sales.

    If the selling securityholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, brokers-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, brokers-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The selling securityholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions, provided that the short sale is made after the registration statement is declared effective and a copy of this prospectus is delivered in connection with the short sale. The selling securityholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

    The selling securityholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to the prospectus. The selling securityholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of the prospectus.

    The selling securityholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions paid, or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

    Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    There can be no assurance that any selling securityholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

    The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling securityholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

    We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement estimated to be $  ,000 in total, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the selling securityholders will pay all underwriting discounts and selling commissions, if any. In connection with sales made pursuant to this prospectus, we will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement or the selling securityholders will be entitled to contribution. We will be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholders for use in this prospectus, in accordance with the related registration rights agreement or we will be entitled to contribution.

    Once sold under the shelf registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Legal Matters

    The validity of the issuance of the shares of common stock being offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation.

Experts

    The consolidated financial statements as of February 28, 2001 and February 29, 2000, and for each of the three years in the period ended February 28, 2001 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 28, 2001 of Intraware, Inc., have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Intraware, Inc.'s ability to continue as a going concern as described in note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where You Can Find More Information

    We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance with the Exchange Act, Intraware files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Intraware may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's following Regional Offices: New York Regional Office, 7 World Trade Center, New York, New York, 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Intraware's common stock is listed on The Nasdaq Stock Market's National Market System and such reports, proxy statements and other information concerning Intraware may be inspected at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20016-1506. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act until this offering is complete:

  •
  Our Quarterly Report on Form 10-Q for the period ended May 31, 2001;

  •
  Our Definitive Proxy Statement filed with the Commission on June 27, 2001;

  •
  Our Annual Report on Form 10-K for the fiscal year ended February 28, 2001;

  •
  Our Current Report on Form 8-K as filed with the Commission on April 13, 2001; and

  •
  The description of our common stock which is contained in our Registration Statement on Form 8-A filed with the Commission on January 8, 1999 pursuant to Section 12 of the Exchange Act, and any description of any of our securities which is contained in any registration statement filed after the date hereof under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating any such description.

    You may also request a copy of these filings, at no cost by writing or telephoning us at the following address:

                      Intraware, Inc.
                      General Counsel
                      25 Orinda Way
                      Orinda, California 94608
                      (925) 253-4500

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses payable by Intraware in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

Amount to be Paid
SEC registration fee	$2,412
Legal fees and expenses	25,000
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	7,588

Total	$40,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws provide for indemnification of our directors, officers, employees and other agents to the maximum extent permitted by Delaware law. In addition, we have entered into indemnification agreements with our officers and directors.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

Exhibit Number
3(i).1**	Restated Certificate of Incorporation of Intraware, Inc.
3(i).2*	Series A Certificate of Designations, Preferences and Rights.
3(i).3**	Series B Certificate of Designations, Preferences and Rights
4.1*	Form of Warrant issued in connection with the sale of Series A Preferred Stock.
4.2**	Form of Warrant issued in connection with the sale of Series B Preferred Stock.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being registered.
10.1*	Registration Rights Agreement dated as of January 12, 2001 among Intraware, Inc. and the investors named therein.
10.2*	Preferred Stock and Warrant Purchase Agreement, dated as of January 12, 2001 among Intraware, Inc. and the investors named therein.
10.3**	Form of Registration Rights Agreement, dated April 2, 2001, by and among Intraware, Inc. and the investors named therein.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Attorneys (see Exhibit 5.1).

*
Incorporated by reference to exhibits filed with Intraware's Current Report on Form 8-K dated January 12, 2001.

**
Incorporated by reference to exhibits filed with Intraware's Current Report on Form 8-K dated April 2, 2001.

II–1

ITEM 17. UNDERTAKINGS

    (a) We undertake:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered thereby, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II–2

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orinda, State of California on July 10, 2001.

INTRAWARE, INC.
By:	/s/ PETER H. JACKSON Peter H. Jackson Chief Executive Officer

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter H. Jackson and John J. Moss, and each of them, his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every Act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

II–3

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER JACKSON Peter H. Jackson	Chief Executive Officer and Director (Principal Executive Officer)	July 10, 2001
/s/ DONALD M. FREED Donald M. Freed	Chief Financial Officer (Principal Accounting Officer)	July 10, 2001
/s/ LAURENCE M. BAER Laurence M. Baer	Director	July 10, 2001
/s/ JOHN V. BALEN John V. Balen	Director	July 10, 2001
/s/ RONALD E.F. CODD Ronald E.F. Codd	Director	July 10, 2001
/s/ MICHAEL S. FALK Michael S. Falk	Director	July 10, 2001
/s/ MARK B. HOFFMAN Mark B. Hoffman	Director	July 10, 2001
/s/ FROST R.R. PRIOLEAU Frost R.R. Prioleau	President and Director	July 10, 2001

II–4

EXHIBIT INDEX

Exhibit Number
3(i).1**	Restated Certificate of Incorporation of Intraware, Inc.
3(i).2*	Series A Certificate of Designations, Preferences and Rights.
3(i).3**	Series B Certificate of Designations, Preferences and Rights
4.1*	Form of Warrant issued in connection with the sale of Series A Preferred Stock.
4.2**	Form of Warrant issued in connection with the sale of Series B Preferred Stock.
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, regarding legality of the securities being registered.
10.1*	Registration Rights Agreement dated as of January 12, 2001 among Intraware, Inc. and the investors named therein.
10.2*	Preferred Stock and Warrant Purchase Agreement, dated as of January 12, 2001 among Intraware, Inc. and the investors named therein.
10.3**	Form of Registration Rights Agreement, dated April 2, 2001, by and among Intraware, Inc. and the investors named therein.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Attorneys (see Exhibit 5.1).

*
Incorporated by reference to exhibits filed with Intraware's Current Report on Form 8-K dated January 12, 2001.

**
Incorporated by reference to exhibits filed with Intraware's Current Report on Form 8-K dated April 2, 2001.

QuickLinks

TABLE OF CONTENTS
The Company
Information Regarding Forward-Looking Statements
Risk Factors
Use of Proceeds
Description of Capital Stock
Selling Securityholders
Plan of Distribution
Legal Matters
Experts
Where You Can Find More Information
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX